Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of November 12, 2020 (this “Agreement”), is made and entered into by and between Mikros Systems Corporation, a Delaware corporation, (“Company”) and Walter T. Bristow (“Executive”). Terms used herein and not otherwise defined shall have the meanings set forth in Section 11.

RECITALS

WHEREAS, contemporaneously herewith, the Company is entering into an Agreement and Plan of Merger, dated as of November 12, 2020, by and among McKean Defense Group, Inc., a Delaware corporation (“McKean”), Gyro Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of McKean (“Merger Sub”), and the Company (the “Merger Agreement”) pursuant to which the Company will be merged with and into Merger Sub, with the Company as the surviving corporation and becoming a wholly-owned subsidiary of McKean (the “Merger”); and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to continue to employ the Executive as the President and the Executive wishes to continue to be employed as the President of the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.     Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts continued employment with the Company, as of the date set forth in Section 2 below.

2.     Effective Time of Agreement; Term.

(a)     Effective Date of Agreement: Except with respect to Sections 7, 8, 9, and 10 hereof, which shall be effective as of the date hereof, this Agreement shall become effective as of the Effective Time (as defined in the Merger Agreement) (the “Start Date”). If the Merger Agreement terminates in accordance with its terms, this Agreement shall thereupon immediately terminate and be of no force or effect.

(b)     Term. Subject to Section 5, the Executive’s employment under the terms of this Agreement be for a period (the “Term”) commencing on the Start Date and continuing until the first (1st) anniversary of the Start Date, provided, however, that unless a party has given the other party written notice at least sixty (60) days prior to current last day of the Term that such party does not agree to renew this Agreement, the Term shall be deemed renewed for a term ending one (1) year subsequent to end date. The parties may terminate this Agreement and the Executive’s employment hereunder during the Term in accordance with, and subject to the provisions of, Section 5.

3.     Capacity and Performance.

(a)      During the Term, the Executive shall be employed by the Company on a full-time basis as the President. The Executive shall perform such duties and responsibilities consistent with his position on behalf of the Company. The Company reserves the right to change the Executive’s title at its discretion, including, but not limited to, reporting to a chief executive officer of the Company.

(b)      The Executive’s employment with the Company shall be exclusive with respect to the Business of the Company. Accordingly, during the Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder, except for permitted vacation (and other paid time off) periods, reasonable periods of illness or incapacity, and reasonable and customary time spent on civic, charitable and religious activities, in each case such activities shall not interfere in any material respect with his duties and responsibilities hereunder.

(c)      During the Term, Executive will report directly to the Chief Executive Officer of McKean and the Company’s board of directors.

4.     Compensation and Benefits.

(a)      Base Salary. For services performed by Executive under this Agreement, the Company shall pay Executive an annual base salary during the Term at the rate of $225,000 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Company (the “Base Salary”). During the Term hereof, the Executive’s Base Salary will be reviewed for adjustment during the Company’s annual review and may be adjusted accordingly.

(b)      Signing Bonus. If the Executive is continuously employed by the Company through the period ending six (6) months after the Start Date, Executive shall be paid a lump sum bonus amount equal to $12,000, to be paid within fifteen (15) days after the end of such six (6) month period.

(c)      Annual Bonus or Short Term Incentives. The Executive will not be eligible for a bonus during fiscal year 2020. During fiscal year 2021, the Executive will be entitled to a bonus in accordance with the terms of the McKean’s Executive Incentive Plan in effect at that time (with a target bonus under such plan equal to 25% of his Base Salary).

(d)      Other Executive Benefits. During the Term, the Executive shall be entitled to participate in any and all employee benefit plans from time to time generally in effect for the Company’s employees (collectively, “Benefit Plans”). Such participation and receipt of benefits under any such Benefit Plans shall be on the same terms (including cost-sharing between the Company and Executive) as are applicable to other Company employees and shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete the Benefit Plans in a manner nondiscriminatory to the Executive at any time in accordance with applicable plan rules.

(e)      Business and Travel Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses (including cell phone, travel, lodging and entertainment expenses) which are properly documented and incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to the rules, regulations and procedures of the Company and in effect from time to time.

(f)      Paid Time Off. During the Term hereof, the Executive shall be entitled to four (4) weeks of paid time off per calendar year.

5.     Termination of Employment; Severance Benefits. Notwithstanding the provisions of Section 2, the Executive’s employment hereunder shall terminate under the following circumstances:

(a)      Death. In the event of the Executive’s death during the Term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, the Final Compensation. The Company shall have no further obligation hereunder to the Executive upon termination of Executive’s employment under this Section 5(a).

(b)      Disability.

(i)      The Company may terminate the Executive’s employment hereunder due to the Executive’s Disability during the Term. The Company may terminate the Executive’s employment due to Disability by giving the Executive thirty (30) days’ written notice of its intention to terminate, but in no event shall such termination be effective prior to the expiration of the time periods in the definition of “Disability.” Notwithstanding the foregoing, the Company must offer the Executive reasonable accommodation to the extent required by the ADA and the PHRA prior to terminating the Executive’s employment hereunder. The Executive may decline such reasonable accommodation, in which case the Executive’s employment hereunder will terminate as provided in this subsection.

(ii)      In the event of such termination for Disability, the Executive will receive his Final Compensation. The Company shall have no further obligation hereunder to the Executive upon termination of Executive’s employment under this Section 5(b).

(iii)      Subject to the Executive’s rights under the FMLA and ADA, the Company may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and coverage under the Benefit Plans in accordance with Section 4(b), to the extent permitted by the then-current terms of the applicable benefit plans and as provided under the FMLA, if applicable, until the earliest to occur of (A) the end of the Term, (B) the Executive becomes eligible for disability income benefits under the Company’s disability income plan or (C) the termination of Executive’s employment.

(iv)      While receiving disability income payments under the Company’s disability income plan (if applicable), the Company will continue to pay to the Executive his Base Salary under Section 4(a), but may offset any such disability income payments Executive receives against the Base Salary payments. The Executive will also continue to participate in the Benefit Plans in accordance with Section 4(b) and the terms of such Benefit Plans, until the end of the Term or until the termination of his employment, whichever occurs first.

(v)      If any question arises as to whether during any period the Executive has a Disability as defined herein, the Executive may, and at the request of the Company shall, submit to a medical examination by a qualified, unbiased physician selected by the Company and reasonably acceptable to the Executive or his duly appointed guardian, if any, to determine whether the Executive has a Disability and such determination shall for the purposes of this Agreement be conclusive of the issue.

(c)      By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause, as defined in Section 11, at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Executive will receive his Final Compensation. Except as provided herein, the Company will have no further obligation to Executive upon termination of Executive’s employment under this Section 5(c). Any notice of termination of the Executive’s employment hereunder for Cause, or any notice to the Executive regarding any event, condition or circumstance that, if not cured, if applicable, in accordance with the above, could give rise to a termination of the Executive’s employment hereunder for Cause, shall set forth in detail the applicable event(s), condition(s) or circumstance(s) constituting reason(s) or potential reason(s) for such termination hereunder.

(d)      By the Company Other than for Cause or by the Executive for Good Reason. The Company may terminate the Executive’s employment hereunder during the Term other than for Cause at any time upon thirty (30) days’ written notice to the Executive and the Executive may terminate his employment hereunder for Good Reason at any time upon thirty (30) days’ written notice to the Company. For the avoidance of doubt, this Section 5(d) shall apply to an applicable termination of employment during the Term even after notice of nonrenewal has been provided under Section 2(b).

(i)      In the event of a termination of the Executive’s employment under this Section 5(d) during the Term, the Executive will receive (A) the Final Compensation, and (B) the Executive’s Base Salary as of the date of termination for a period (the “Severance Period”) equal to six (6) months.

(ii)      In addition, during the Severance Period, Executive shall be permitted to continue participation in, and the Company shall maintain the same level of contribution for, Executive’s participation in the Company’s medical/health benefits, or, if the Company cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the after-tax cost to Executive of obtaining such benefits (or substantially similar benefits) (at the same level of contribution as active employees).

(iii)      Any obligation of the Company to the Executive under this Section 5(d) (other than for the Final Compensation or for benefits required by law) is conditioned upon the Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods of a release of claims in the form attached hereto as Exhibit A (the “Executive Release”), provided, that the terms of such Executive Release shall be subject to modification to the extent necessary to comply with changes in applicable law, if any, occurring after the date hereof and prior to the date such Executive Release is executed.

(iv)      Continued Base Salary to which the Executive is entitled pursuant to this Section 5(d) shall be payable in accordance with the normal payroll practices of the Company and will begin at the Company’s next regular payroll period which is at least five (5) business days following the effective date of the Executive Release. The Company shall have no further obligation hereunder to the Executive upon termination of the Executive’s employment under this Section 5(d).

(e)      By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder other than for Good Reason upon thirty (30) days’ written notice to the Company; provided, that the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination. In the event of a termination of the Executive’s employment under this Section 5(e), the Executive will receive the Final Compensation. The Company shall have no further obligation hereunder to the Executive upon termination of the Executive’s employment under this Section 5(e).

(f)      No Mitigation or Offset. In the event of termination of the Executive’s employment, the Executive will be under no obligation to seek other employment and there will be no offset against any payment or benefit provided for in this Agreement on account of any remuneration or benefits from any subsequent employment that he may obtain.

6.     Effect of Termination.

(a)      Upon termination of the Executive’s employment hereunder and subject to the provisions of Section 5 and Section 6(b), the Company’s entire obligation to the Executive shall be payment of Final Compensation.

(b)      Except as otherwise required by Consolidated Omnibus Budget Reconciliation Act or any similar federal or state law, benefits shall continue or terminate pursuant to the terms of the applicable benefit plan or agreement, without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c)      The provisions of this Section 6 shall apply to any termination of employment. Provisions of this Agreement will survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 7, 9 and 10.

(d)      Any termination of the Executive’s employment with the Company under this Agreement shall automatically be deemed to be simultaneous resignation of all other positions and titles the Executive holds with the Company and any affiliate or subsidiary thereof. This Section 6(d) shall constitute a resignation notice for such purposes.

7.     Confidential Information.

(a)      The Executive acknowledges that the Company continually develops Confidential Information, that the Executive may develop Confidential Information for the Company and that the Executive may learn of Confidential Information during the course of employment with the Company. The Executive will comply with the policies and procedures of the Company for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law, regulation or process or for the proper performance of his duties and responsibilities to the Company, any Confidential Information obtained by the Executive incident to his employment or other association with the Company. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b)      Notwithstanding anything contained in this Section 7 to the contrary, nothing contained herein shall prevent the Executive from disclosing any Confidential Information required by law, subpoena, court order or other legal process to be disclosed; provided, that, the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required and cooperate, at the Company’s cost and expense, with any attempt by the Company to obtain a protective order or similar treatment with respect to such information.

8.     Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose to the Company all Intellectual Property developed for the benefit of the Company in the course of Executive’s employment by the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all such Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company (at the Company’s expense) to assign to the Company the Intellectual Property developed for the benefit of the Company in the course of Executive’s employment by the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates developed for the benefit of the Company in the course of Executive’s employment by the Company shall be considered “work made for hire.”

9.     Restricted Activities. The Executive agrees that the restrictions on his activities during and after his employment set forth below are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its successors and assigns:

(a)      During the term of this Agreement and for the Restricted Period (defined below), Executive will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business (as defined below) in the United States; provided, however, that the provisions of this Section 9 shall apply solely to those activities of a Competing Business. This Section 9 will not be violated, however, by the Executive’s investment of up to $100,000 in the aggregate in one or more publicly-traded companies that engage in a Competing Business. “Competing Business” means a business or enterprise (other than the Company or its subsidiaries) that provides naval life cycle management, engineering, enterprise transformation, and program management services to the Department of Defense (DoD) and other federal organizations as well as general services administration professional engineering services, including strategic planning for technology programs/activities, concept development and requirements analysis, test and evaluation, integrated logistics support, and acquisition and life cycle management, as well as system design, engineering, and integration services. “Restricted Period” means the Severance Period as set forth under Section 5(d), provided, however, that in the event of a termination of employment other than under Section 5(d), the Restricted Period shall be the longer of (A) number of months remaining in the Term as of such termination of employment and (B) six (6) months following termination of employment.

(b)      During the Term of this Agreement and during the Restricted Period (as defined above), the Executive will not engage in any Wrongful Solicitation (as defined below). A “Wrongful Solicitation” shall be deemed to occur when the Executive directly or indirectly (except in the course of the Executive’s employment with the Company), for the purpose of conducting or engaging in a Competing Business, calls upon, solicits, advises or otherwise does, or attempts to do, business with any Person who is, or was, during the then most recent 12-month period, a customer of the Company or any of its subsidiaries, or takes away or interferes or attempts to take away or interfere with any custom, trade, business, patronage or affairs of the Company or any of its subsidiaries, or hires or attempts to hire any Person who is, or was during the most recent 12-month period, an employee, officer, representative or agent of the Company or any of its subsidiaries, or solicits, induces, or attempts to solicit or induce any person who is an employee, officer, representative or agent of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries, or violate the terms of their contract, or any employment agreement, with it.

(c)      It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as the court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d)      It is expressly understood by the Executive that in the event of a violation of any period specified in Section 9, such period shall be extended by a period of time equal to that period beginning with the commencement of any such violation and ending when such violation shall have been finally terminated in good faith.

(e)      For purposes of this Section 9, Company shall refer to the Company and McKean and their respective Affiliates.

10.   Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its successors and assigns and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 and 9, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of the covenants herein, without any requirement to post a bond or similar security. The parties further agree that, in the event that any provision of Sections 7, 8 or 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11.    Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)      “Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to either (i) direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (ii) vote at least fifty percent (50%) or more of the securities having voting power for the election of a majority of the directors (or Persons performing similar functions) of such Person.

(b)      “Cause” means if the Executive is discharged by the Company on account of the occurrence of one or more of the following events:

(i)      the Executive’s continued refusal or failure to perform (other than by reason of Disability) his material duties and responsibilities to the Company if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by the Company to the Executive, or Executive’s continued refusal or failure to follow any reasonable lawful direction of the Company if such refusal or failure is not cured within thirty (30) days following written notice of such refusal or failure by the Company to the Executive;

(ii)      a material breach of this Agreement (other than Sections 7, 8 and 9) by the Executive that, if capable of being cured, is not cured within thirty (30) days following written notice of such breach by the Company to the Executive;

(iii)      an intentional and material breach of Sections 7, 8 and 9 hereof by the Executive;

(iv)      willful, grossly negligent or unlawful misconduct by the Executive which causes material harm to the Company or its reputation;

(v)      any conduct engaged in by the Executive that is materially detrimental to the business or reputation of the Company as determined by the Company in good faith using its reasonable business judgment that is not cured within thirty (30) days following written notice from the Company to the Executive;

(vi)      the Company is directed in writing by regulatory or governmental authorities to terminate the employment of the Executive or the Executive engages in activities that (i) are not approved or authorized by the Company, and (ii) cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the Company; or

(vii)      a conviction, plea of guilty, or plea of nolo contendere by the Executive, of or with respect to a criminal offense which is a felony or other crime involving dishonesty, disloyalty, fraud, embezzlement, theft or similar action(s) (including, without limitation, acceptance of bribes, kick-backs or self-dealing), or the material breach of the Executive’s fiduciary duties with respect to the Company.

(c)      “Code” means the Internal Revenue Code of 1986, as amended.

(d)      “Company” has the meaning ascribed to it in the preamble of this Agreement.

(e)      “Confidential Information” means any and all non-public information of the Company. Confidential Information includes, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company, (ii) the Services, (iii) the costs, sources of supply, financial performance and strategic and/or business plans of the Company, (iv) the identity and special needs of the customers and prospective customers of the Company, and (v) the people and organizations with whom the Company has business relationships and those relationships. Confidential Information also includes any information that the Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, “Confidential Information” does not include (x) any information that is or becomes generally known to the industry or the public through no wrongful act of the Executive or any representative of the Executive and (y) any information that is made legitimately available to the Executive by a third party without breach of any confidentiality obligation.

(f)      “Disability” means the Executive’s inability, due to any illness, injury, accident or condition of either a physical or psychological nature, to substantially perform his duties and responsibilities hereunder for a period of one hundred twenty (120) consecutive days, or for any one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days, exclusive of any leave Executive may take under the Family and Medical Leave Act, 29 U.S.C. § 12101 et seq. (“FMLA”) or as a reasonable accommodation under the Americans with Disabilities Act, 29 U.S.C. § 2601 et seq. (“ADA”) or the Pennsylvania Human Rights Act (“PHRA”).

(g)      “Final Compensation” means the amount equal to the sum of (i) the Base Salary earned but not paid through the date of termination of employment, payable not later than the next scheduled payroll date, (ii) any business and related expenses and allowances incurred by the Executive or to which Executive is entitled under Section 4(e) but unreimbursed on the date of termination of employment; provided that with respect to business expenses unreimbursed under Section 4(e), such expenses and required substantiation and documentation are submitted within one hundred eighty (180) days of termination in the case of termination on account of the Executive’s death, or thirty (30) days on account of termination for any reason other than death, and that such expenses are reimbursable under the Company’s applicable reimbursement policy, and (iii) any other supplemental compensation, insurance, retirement or other benefits due and payable or otherwise required to be provided under Section 4 in accordance with the terms and conditions of the applicable plan or agreement.

(h)      “Good Reason” means, without the Executive’s express written consent, (i) a reduction in the Base Salary, then in effect, or (ii) a relocation of the Executive’s principal worksite that is more than fifty (50) miles from the Executive’s principal worksite as of the Start Date. However, none of the foregoing events or conditions will constitute “Good Reason” unless (i) the Executive provides the Company with written notice of the existence of Good Reason within ninety (90) days following the occurrence thereof, (ii) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written notice, and (iii) the Executive resigns his employment within thirty (30) days following the expiration of that cure period.

(i)      “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Services or any prospective activity of the Company or that make use of Confidential Information or any of the equipment or facilities of the Company.

(j)      “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

(k)      “Sale of McKean” means the sale of McKean to an independent third party or group of independent third parties pursuant to which such party or parties acquire (i) equity interests possessing the voting power under normal circumstances to elect a majority of the Board of Directors or similar governing body of McKean (whether by merger, consolidation or sale or transfer of such equity interests), or (ii) all or substantially all of McKean’s assets determined on a consolidated basis.

(l)      “Services” means all services planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company, together with all products provided or planned by the Company, during the Executive’s employment.

12.    Withholding. All payments made by the Company under this Agreement may be reduced by any tax or other amounts required to be withheld by the Company under applicable law or by any amounts authorized in writing by Executive.

13.   Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event of a Sale of McKean. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

14.    Compliance with Code Section 409A.

(a)      Notwithstanding any provision of this Agreement to the contrary, the Executive’s employment will be deemed to have terminated on the date of the Executive “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

(b)      It is intended that this Agreement will comply with Section 409A of the Code, and any regulations and guideline issued thereunder (“Section 409A”) to the extent that any compensation and benefits provided hereunder constitute deferred compensation subject to Section 409A. This Agreement shall be interpreted on a basis consistent with this intent. The parties will negotiate in good faith to amend this Agreement as necessary to comply with Section 409A in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 14 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

(c)      For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

(d)      Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a “specified employee” (as defined under Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)      if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from service; and

(ii)      if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated and the Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to the Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

This Section 14(d) should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii)(or any successor provision) to amounts payable hereunder (or any portion thereof).

15.   Indemnification. The Company will indemnify Executive to the fullest extent permitted by law, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and reasonable out-of-pocket attorneys’ fees) incurred or paid by Executive in connection with any action, suit, investigation or proceeding, or threatened action, suit, investigation or proceeding, arising out of or relating to the performance by Executive of services for, or the acting by Executive as a director, officer or employee of, the Company, or any subsidiary of the Company. Any fees or other necessary expenses incurred by Executive in defending any such action, suit, investigation or proceeding shall be paid by the Company in advance, subject to the Company’s right to seek repayment from Executive if a determination is made that Executive was not entitled to indemnification.

16.   Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.   Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.    Survival. Sections 7 through 29 shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Executive’s employment (and hence the Term of this Agreement) for any reason.

19.    Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, with respect to notices delivered personally, or upon confirmed receipt when delivered by facsimile or deposited with a reputable, nationally recognized overnight courier service and addressed or faxed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention: Secretary, Board of Directors.

20.    Entire Agreement. This Agreement constitutes the entire agreement between the parties (including with respect to the Company, its successors and assigns) with respect to the Executive’s employment and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

21.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

22.    Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23.   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Furthermore, the delivery of a copy of such signature by facsimile transmission or other electronic exchange methodology shall constitute a valid and binding execution and delivery of this Agreement by such party, and such electronic copy shall constitute an enforceable original document. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

24.    Additional Obligations. Without implication that the contrary would otherwise be true, the Executive’s obligations under Sections 7 through 10 are in addition to, and not in limitation of, any obligations that the Executive may have under applicable law (including any law regarding trade secrets, duty of loyalty, fiduciary duty, unfair competition, unjust enrichment, slander, libel, conversion, misappropriation and fraud).

25.    Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and expenses from the other party to the action or proceeding. For purposes of this Agreement, the “prevailing party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and “attorneys’ fees” shall include, without limitation, the reasonable out-of-pocket attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal or other legal proceeding, including mediation and arbitration.

26.    Confidentiality. The parties acknowledge and agree that this Agreement and each of its provisions are and shall be treated strictly confidential. During the Term and thereafter, the Executive shall not disclose any terms of this Agreement to any person or entity without the prior written consent of the Company, with the exception of the Executive’s tax, legal or accounting advisors or for legitimate business purposes of the Executive, or as otherwise required by law.

27.    No Rule of Construction. This Agreement shall be construed to be neither against nor in favor of any party hereto based upon any party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof.

28.    Governing Law. This Agreement, the rights of the parties and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

29.    WAIVER OF JURY TRIAL. THE EMPLOYEE AND THE COMPANY EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT, OR THE RELATIONSHIP OF THE PARTIES HERETO.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed by the Company (by its duly authorized representative) and by the Executive, as of the date first above written.

THE COMPANY:

MIKROS SYSTEMS CORPORATION

By:

Title:

Date:

EXECUTIVE:

Walter T. Bristow

Date:

EXHIBIT A

Release of Claims

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in that certain Employment Agreement, dated as of ____________, 2020 (the “Agreement”), between me and Mikros Systems Corporation, a Delaware corporation (the “Company”), or under any severance pay plan applicable to me, which benefits are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company and any of its subsidiaries and Affiliates (as that term is defined in Section 11 of the Agreement) and all of their respective past, present and future officers, directors, trustees, equity holders, employees, agents, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (collectively, the “Released Parties”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment, including, but not limited to, any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Worker Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Executive Retirement Income Security Act of 1974; the Fair Labor Standards Act; any applicable Executive Orders; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other federal, state or local law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, intentional infliction of emotional distress or defamation; or any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as “Claims”), other than (i) the right to payment of any vested or accrued benefits under any supplemental compensation, insurance, retirement and/or other benefit plan or agreement applicable to Executive, (ii) the right to payment of any amounts owed to me by the Company pursuant to Section 5 of the Agreement, (iii) any rights under applicable workers compensation or unemployment compensation laws, (iv) any rights that survive termination of my employment pursuant to an option grant agreement or certificate to purchase the Company’s (or an Affiliate’s) capital stock, (v) any rights with respect to the Company’s (or an Affiliate’s) capital stock owned by Executive or (vi) any rights to indemnification under the Agreement, the Company’s by-laws or any other applicable law.

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In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I represent that I have not filed against the Released Parties any complaints, charges, or lawsuits arising out of my employment, or any other matter arising on or prior to the date of this Release of Claims, and covenant and agree that I will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by me pursuant to this Release of Claims.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Secretary, Board of Directors of the Company (or such other person as the Company may specify by notice to me given in accordance with the Agreement) and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Name:

Date Signed:

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